Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960—Marshall Islands	Email: dreeder.rmi@gmail.com

November 12, 2021

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: Imperial Petroleum Inc. – Form F-1 Registration Statement

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We have acted as RMI counsel to Imperial Petroleum Inc. (the “Company”), a corporation organized under the laws of the RMI, in connection with the Company’s Registration Statement on Form F-1 (Registration No. 333-260829) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2021, as thereafter amended or supplemented, with respect to the spin-off and registration under the Securities Act of 1933, as amended (the “Act”), of the 4,775,272 shares of common stock, par value $0.01, of the Company (the “Common Shares”), and 795,878 shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.01, of the Company (the “Series A Preferred Shares”).

In rendering this opinion, we have examined originals or electronic photocopies of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”), included in the Registration Statement; (iii) the Articles of Incorporation of the Company, and (iv) the statement of designation setting forth the terms of the Series A Preferred Shares (the “Statement of Designation”), to be filed with the RMI Registrar of Corporations; and (v) all such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as electronic photocopies and the accuracy of the factual representations made to us by officers and other representatives of the Company. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to RMI law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Good Standing issued by the RMI Registrar of Corporations on November 11, 2021.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A. The Company is a corporation incorporated, validly existing and in good standing under the laws of the RMI.

B. The Common Shares have been duly authorized and when issued as contemplated in the Prospectus, will be validly issued, fully paid for and non-assessable.

C. The Series A Preferred Shares have been duly authorized and, upon the filing of the Statement of Designation with the RMI Registrar of Corporations and when issued as contemplated in the Prospectus, will be validly issued, fully paid for and non-assessable.

Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Dennis J. Reeder

Reeder & Simpson, P.C.

Dennis J. Reeder